Exhibit 14.1

Esports Entertainment Group, Inc.

Code of Ethics Purpose

The Board of Directors (the “Board”) of Esports Entertainment Group, Inc., a Nevada corporation (the “Company”) has adopted the following Code of Ethics (the “Code”) to apply to all officers, employees, and directors of the Company. The Code is intended to promote ethical conduct and compliance with laws and regulations, to provide guidance with respect to the handling of ethical issues, to implement mechanisms to report unethical conduct, to foster a culture of honesty and accountability, to deter wrongdoing, and to ensure fair and accurate financial reporting.

No code or policy can anticipate every situation that may arise. Accordingly, this Code is intended to serve as a source of guiding principles. You are encouraged to bring questions about particular circumstances that may involve one or more of the provisions of this Code to the attention of the Company’s Chief Executive Officer or Chairman of the Board, who may consult with the Company’s outside legal counsel as appropriate. In this Code, the term “you” refers to officers, employees and directors of the Company.

Introduction

The Company’s officers, employees, and directors are expected to adhere to a high standard of ethical conduct. The reputation and good standing of the Company depend on the conduct of the Company’s business and how the public perceives such conduct. Unethical actions, or the appearance of unethical actions, are unacceptable. In addition to each of the directives set forth in this Code, the Company’s officers, employees, and directors shall be guided by the following principles in carrying out their duties and responsibilities on behalf of the Company:

●	Loyalty, Honesty, and Integrity. You must not be, or appear to be, subject to influences, interests, or relationships that conflict with the best interests of the Company.

●	Observance of Ethical Standards. When carrying out your duties and responsibilities for, and on behalf of, the Company, you must adhere to the high ethical standards described in this Code.

●	Accountability. You are responsible for your own adherence and the adherence of the other officers, employees, and directors to whom this Code applies. Familiarize yourself with each provision of this Code.

Integrity of Records and Financial Reporting

The Chief Financial Officer and Secretary (collectively, “Senior Financial Officers”) and the Chief Executive Officer are responsible for the accurate and reliable preparation and maintenance of the Company’s financial records. Accurate and reliable preparation of financial records is of critical importance to proper management decisions and the fulfillment of the Company’s financial, legal, and reporting obligations. As a public company, the Company files annual and periodic reports and makes other reports to its Shareholders and regulators. It is critical that these reports be timely and accurate. The Company expects those officers who have a role in the preparation and/ or review of information included in the Company’s filings to report such information accurately and honestly. Reports and documents the Company files with, or submits to, as well as other public communications made by the Company, must contain full, fair, accurate, timely, and easily understandable disclosure that does not mislead the reader.

The Chief Executive Officer and Senior Financial Officers are responsible for establishing, and together with the directors or the members of the Company’s Audit Committee, as the case may be, overseeing adequate disclosure controls and procedures and internal controls and procedures, including procedures which are designed to enable the Company to: (a) accurately document and account for transactions on the books and records of the Company and its subsidiaries; and (b) maintain reports, vouchers, bills, invoices, payroll and service records, performance records, and other essential data with care and honesty.

Conflicts of Interest

You must not participate in any activity that could conflict with your duties and responsibilities to the Company. A “conflict of interest” arises when one’s personal, familial, or close friend’s interests or activities appear to, or may, influence such person’s ability to act in the best interests of the Company. Any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest should be disclosed to the Company’s Chief Executive Officer. In addition, because conflicts of interest are not always obvious, you are encouraged to bring questions about particular situations to the attention of the Company’s Chief Executive Officer.

This Code does not describe all possible conflicts of interest that could develop. Some of the more common conflicts from which you must refrain are set forth below:

●	Family Members. You may encounter a conflict of interest when doing business with, or competing with, organizations in which you have an ownership interest or in which a family member has an ownership or employment interest. “Family members” at a minimum include a spouse, parents, children, siblings, and in-laws. You must not conduct business on behalf of the Company with family members or an organization with which your family member is associated, unless such business relationship has been disclosed and authorized by a majority of the independent members of the Board.

●	Improper Conduct and Activities. You may not engage in any conduct or activities that are inconsistent with the Company’s best interests or that disrupt or impair the Company’s relationship with any person or entity with which the Company has entered, or proposes to enter, into a business or contractual relationship.

●	Compensation from Non-Company Sources. You may not accept compensation in any form for services performed for the Company from any source other than the Company.

●	Gifts. Neither you nor your family members may accept gifts from persons or entities if such gifts are made in order to influence you in your capacity as an officer, employee, or director of the Company, or if acceptance of such gifts could create the appearance of a conflict of interest.

●	Personal Use of Company Assets. You may not use Company assets, labour, or information for personal use other than incidental personal use, unless approved by a majority of the independent members of the Board or as part of a compensation or expense reimbursement program.

Corporate Opportunities

You are prohibited from: (a) taking for yourself personally, opportunities related to the Company’s business; (b) using the Company’s property, information, or position for personal gain; or (c) competing with the Company for business opportunities; provided, however, if the Company’s disinterested directors determine that the Company will not pursue such opportunity, the individual may take the opportunity after disclosure of all material facts by the individual seeking to pursue the opportunity.

Confidentiality

You must maintain the confidentiality of information entrusted to you by the Company and any other confidential information about the Company, its business, customers, or suppliers, from whatever source, except when disclosure is authorized or legally mandated. For purposes of this Code, “confidential information” includes all non-public information relating to the Company, its business, customers, or suppliers.

Compliance with laws, Rules, and Regulations

It is the Company’s policy to comply with all applicable laws, rules, and regulations, and the Company expects its officers, employees, and directors to carry out their responsibilities on behalf of the Company in accordance with such laws, rules, and regulations and to refrain from illegal conduct

Encouraging the Reporting of Any Illegal or Unethical Behaviour

The Company is committed to operating according to the highest standards of business conduct and ethics and to maintaining a culture of ethical compliance. Officers, employees, and directors should promote an environment in which the Company: (a) encourages officers, employees, and directors to talk to supervisors, managers, and other appropriate personnel when in doubt about the best course of action in a particular situation; (b) encourages officers, employees, and directors to report violations of laws, rules and regulations to appropriate personnel; and (c) informs officers, employees, and directors that the Company will not allow retaliation for reports made in good faith.

Fair Dealing

The officers, employees, and directors should deal fairly with the Company’s customers, suppliers, competitors, and other officers, employees, and directors. It is the policy of the Company to prohibit any person from taking unfair advantage of another through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair dealing practice.

Waivers

It is the Company’s policy that waivers of this Code will not be granted except in extreme circumstances. Any waiver of this Code may only be granted by a majority of the Board, and only after disclosure of all material facts by the individual seeking the waiver. Any waiver of this Code will be promptly disclosed as required by law or stock exchange regulation.

Acknowledgment

All officers, employees, and directors of the Company must acknowledge receipt of, and certify their willingness to adhere to, the foregoing when first employed or appointed and thereafter when this Code is amended.

Conclusion

You should communicate any suspected violation of this Code, or any unethical behaviour encompassed by this Code, promptly to the Chief Executive Officer, or if any such behaviour involves the Chief Executive Officer such communications should be brought to the attention of the Board. Violations will be taken seriously and investigated by the Board or by a person or persons designated by the Board, and appropriate disciplinary action will be taken in the event of any violations of this Code. If there are any questions involving application of this Code, guidance should be sought from the Company’s corporate counsel.

I hereby certify that I have read and understood this Code of Ethics document. I do hereby certify that I will adhere to both the letter and spirit of this code.

Signature:

Name:

Date:

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